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EX-21

            SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

                  SUBSIDIARY OF THE REGISTRANT


      Southern Indiana Properties, Incorporated in Indiana

          Energy System Group, Incorporated in Indiana

       Southern Indiana Minerals, Incorporated in Indiana

      Lincoln Natural Gas Company, Incorporated in Indiana